LODGIAN, INC.
                                     3445 PEACHTREE ROAD
                                     ATLANTA, GA 30326
                                     www.lodgian.com

                                                          [GRAPHIC OMITTED]

                                    NYSE  : LOD

AT LODGIAN, INC.                                             AT THE FINANCIAL RELATIONS BOARD/BSMG
Robert Cole                 Thomas Eppich                    Leslie Hunziker         Georganne Palffy
Chief Executive Officer     Chief Financial Officer          General Information     Analysts/Investors
rcole@lodgian.com           teppich@lodgian.com              lhunzike@frb.bsmg.com   gpalffy@frb.bsmg.com
(404) 365-3800              (404) 365-4469                   (312) 640-6760          (312) 640-6768

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 27, 2000

           LODGIAN SIGNS EXCLUSIVITY AGREEMENT WITH EDGECLIFF HOLDINGS

ATLANTA - DECEMBER 27, 2000 - LODGIAN, INC. (NYSE: LOD) announced today that it has entered into an Exclusivity Agreement with Edgecliff Holdings, LLC. As previously announced, on December 10, 2000, Edgecliff made a proposal to acquire Lodgian for $4.75 per share in cash, subject to certain conditions, including completion of due diligence. The key points contained in the exclusivity agreement with Edgecliff are as follows:

     o Lodgian has agreed to give Edgecliff an exclusive 60-day period during which the two parties will attempt to negotiate a definitive agreement, and Edgecliff will complete its due diligence review;

     o Edgecliff has agreed not to make an offer to purchase the Company at any time during the next 12 months for less than $4.75 per share;

     o Lodgian may continue to sell specified assets during the exclusivity period;

     o Lodgian is permitted to consider other unsolicited offers for the Company if the Lodgian board concludes that such offers are superior to Edgecliff's proposal;

     o Lodgian is not obligated to reimburse Edgecliff for any of its expenses, nor is Lodgian obligated to pay any break-up fee should the Company pursue another transaction.

ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 114 hotels with approximately 21,400 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, and Hilton.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the failure to complete a transaction for the sale of the Company with Edgecliff or any other party; competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.

               FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX,
                     DIAL 1-800-PRO-INFO (1-800-776-4636),
    FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY TICKER LOD (OR 563)
        OR VISIT THE LODGIAN PAGE ON THE FRB WEB SITE AT WWW.FRBINC.COM

                        VISIT LODGIAN AT www.lodgian.com